CERTIFICATE OF DETERMINATION

              OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS*

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                           3DSHOPPING.COM AS CORRECTED

                Joel P. Gayner and Howard A. Cohn certify that:

                1. They are the duly elected and acting president and Chief Financial Officer, respectively, of 3Dshopping.com, a California corporation ("Company").

                2. That pursuant to the resolutions set forth in paragraph 4 hereof, the Board of Directors of the Company has authorized the issuance of, and designated the rights, preferences, privileges and restrictions of 7,440 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock").

                3. None of the shares of Series A Preferred Stock have been issued by the Company.

                4. Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation ("Amended Articles"), the Board of Directors on November 15, 2000 adopted the following resolution creating a series of 7,440 shares of preferred stock designated as the Series A Preferred Stock:

                "RESOLVED, that, pursuant to Article III of the Amended and Restated Articles of Incorporation of the Company, the Board of Directors hereby creates and designates a series of convertible preferred stock and authorizes the issuance of up to7,440 of such shares, and hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, of such shares, as follows:

           1. Designation and Amount. 7,440 shares of the preferred stock of the Company is hereby designated as Series A Convertible Preferred Stock ("Series A Preferred Stock").

-------------------------

This Certificate was corrected by separate filing with the Secretary of State's Office and reflects the correction in the definition of "Fixed Conversion Price".

           2. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank (i) senior to the Company's common stock ("Common Stock"); (ii) senior to each other class of capital stock of the Company or series of preferred stock of the Company established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of preferred stock of the Company established hereafter by the Board of Directors, the terms of which provide that it ranks on parity with the Series A Preferred Stock ("Parity Securities"); and (iv) junior to any class or series of capital stock of the Company established hereafter by the Board of Directors, the terms of which provide that it ranks senior to the Series A Preferred Stock ("Senior Securities"). The definition of any group of securities also includes any rights or options exercisable for or convertible into any such group.

           3. Dividends. (a) Dividend Periods. Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, such holder is entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, semi-annual dividends payable in cash or, at the option of the Company, in shares of Series A Preferred Stock (as described below), on the last day of December and June in each year (each such date being referred to herein as a "Dividend Payment Date" and each such semi-annual period being a "Dividend Period") an amount per share determined at the rate of 8% per annum of the Stated Value of the Series A Preferred Stock. Each such dividend will be payable to the holders of record of shares of the Series A Preferred Stock on June 1 and December 1, commencing June 1, 2001, as they appear on the stock records of the Company at the close of business on such record dates.

          (b) Computation. Dividends paid pursuant to paragraph 3(a) are payable in arrears. Such dividends will accrue from the date of issue whether or not in any Dividend Period or Periods there are funds of the Company legally available for the payment of such dividends. Dividends will be computed on the actual number of days elapsed over twelve 30-day months and a 360-day year. Holders of shares of Series A Preferred Stock are not entitled to any dividends, whether payable in cash, property or stock, in excess of dividends on the Series A Preferred Stock provided for in this paragraph 3. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

          (c) Parity Securities. So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, will be declared or paid or set apart for payment on Parity Securities, for any period unless full dividends have been or contemporaneously are declared and paid for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart as aforesaid, all dividends declared upon shares of the Series A

Preferred Stock and all dividends declared upon any other class or series of Parity Securities will upon consent of the holders of the Series A Preferred Stock be declared ratably in proportion to the respective amounts of dividends accrued on the Series A Preferred Stock and accrued and unpaid on such Parity Securities.

          (d) Junior Securities. So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) will be declared or paid or set apart for payment or other distribution on Junior Securities, nor will any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) the full dividends on all outstanding shares of the Series A Preferred Stock and any Parity Securities have been paid and all past dividend periods with respect to such Parity Securities and (ii) if the Company elects not to pay the dividend in kind, sufficient funds will have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Securities. Notwithstanding the foregoing, the Company may (i) pay cash in lieu of fractional shares of Common Stock to be issued upon conversion of convertible preferred stock constituting Junior Securities, (ii) redeem for cash convertible preferred stock that constitutes Junior Securities if, as of the date of the giving of the redemption notice thereunder, the applicable conversion price of such convertible Preferred Stock is less than the Average Daily Price ending on the date prior to the date of the redemption notice and (iii) acquire shares of capital stock of the Company from employees, former employees, consultants, directors or former directors of the Company or any subsidiaries pursuant to the terms of agreements or plans approved by the Company's Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of capital stock.

          (e) In Kind Payment. If the Company elects to make payment of any dividends in kind, it will issue to a holder such number of shares of Series A Preferred Stock having a Liquidation Value equal to the dividend amount, Notwithstanding the foregoing, the Company will pay any dividends in cash if there is no currently effective registration statement covering the Common Stock into which the Series A Preferred Stock dividend payment is convertible disclosing the holder as a selling stockholder.

           4. Liquidation Preference. (a) Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) is made to or set apart for the holders of Junior Securities, the holder of each share of Series A Preferred Stock will be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders will not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series A Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities will be deemed to be a liquidation, dissolution or winding-up of the Company.

          (b) Junior Securities. Subject to the rights of the holders of any Parity Securities, after payment has been made in full to the holders of the Series A Preferred Stock, as provided in this paragraph 4, any other series or class or classes of Junior Securities will, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series A Preferred Stock will not be entitled to share therein.

          5. Conversion. (a) Conversion at the Option of the Holder. Subject to the provisions of this paragraph 5, each holder of shares of Series A Preferred Stock has the right, at any time and from time to time, at such holder's option, to convert its outstanding shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock ("Conversion Shares"). The number of shares of Conversion Shares deliverable upon conversion of one share of Series A Preferred Stock will be equal to (i) 125% of the Stated Value of such share of Series A Preferred Stock on the Conversion Date (as defined below), plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price. No notice delivered by the Company pursuant to paragraph 6(a) will limit in any way the holder's rights to convert pursuant to this paragraph 5(a). In order to exercise the conversion privilege set forth in this paragraph 5(a), the holder of the shares of Series A Preferred Stock to be converted must hand deliver or fax a notice of conversion (fax no. [310] 301-6730) executed by the holder in the form attached hereto as Exhibit A ("Conversion Notice") to the Company specifying the number of shares to be converted. Each conversion pursuant to this paragraph 5(a) will be deemed to have been effected on the day the notice is received by the Company as aforesaid, if (i) the Conversion Notice is received prior to 5 p.m. Pacific time on such date and (ii) the certificate(s) for the Series A Preferred Stock being converted are received by the Company within five days thereafter. The day the conversion is effected will be referred to as the "Conversion Date." The person in whose name or names any certificate or certificates for Conversion Shares will be issuable upon such conversion will be deemed to have become the holder of record of the Conversion Shares represented thereby as of the Conversion Date. Any Conversion Notice received by the Company after 5 p.m. Pacific time will be considered to have a Conversion Date of the next business day.

          (b) Mandatory Conversion. Subject to the provisions in this paragraph 5, on the third anniversary of the Issue Date ("Maturity Date"), each share of Series A Preferred Stock then outstanding will automatically be converted into Conversion Shares. On the Maturity Date, all rights with respect to the Series A Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of Conversion Shares into which such Series A Preferred Stock has been converted and payment of any accrued and unpaid dividends thereon. All holders of record of shares of Series A Preferred Stock at the Maturity Date will be given written notice after the Maturity Date of the conversion of the Series A Preferred Stock. The number of Conversion Shares deliverable upon conversion of one share of Series A Preferred Stock at the Maturity Date will be equal to (i) 125% of the Stated Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by
(ii) the Conversion Price on the Maturity Date. Notwithstanding the foregoing, the conversion contemplated by this paragraph will not occur if (i) (a) a registration statement covering the Conversion Shares is not then effective that names the holder as a selling stockholder thereunder or (b) the holder is not permitted to resell the Conversion Shares pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions, as evidenced by an opinion letter of counsel reasonably acceptable to the holder and the Company's transfer agent or (ii) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion. The Maturity Date will be extended for the corresponding number of days for any Market Days that the holder is unable to resell the Conversion Shares due to (i) the Common Stock not being listed for trading on the American Stock Exchange, New York Stock Exchange or Nasdaq National Market or Small Cap Market (individually a "Principal Market") or (ii) the failure of the registration statement covering the Conversion Shares to be declared effective by the Securities and Exchange Commission or to remain effective during the period the shares are being sold pursuant to the registration rights agreement entered into between the holder and the Company or (iii) the suspension of the holder's right to resell the Conversion Shares.

         (c) Effect of Conversion. The shares of Series A Preferred Stock converted pursuant to this paragraph 5 will no longer be deemed to be outstanding effective upon the date the Company Delivers the Conversion Shares, and all rights of a holder with respect to such shares surrendered for conversion will immediately terminate except for the right to receive the Conversion Shares and other amounts payable pursuant to this paragraph 5. Except as provided herein, the Company will not make any payment or adjustment for accrued dividends on shares of Series A Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

         (d) Issuance of Certificates. (i) Unless the Conversion Shares issuable on conversion pursuant to this paragraph 5 are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion will be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney.

                  (ii) The Company will issue and Deliver to such holder, or on the holder's written order to the holder's transferee, as promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock and all proper documentation as aforesaid, but not later than six business days thereafter ("Delivery Date"), a certificate or certificates for the whole number of Conversion Shares issuable upon the conversion of the Series A Preferred Stock in accordance with the provisions of this paragraph 5.

                  (iii) All Conversion Shares will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                  (iv) The Company understands that a delay in the issuance of the shares of Common Stock beyond the Delivery Date could result in economic loss to the holder. As compensation to the holder for such loss, the Company agrees to pay late payments to the holder for late issuance of the Conversion Shares in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond two business days from the Delivery Date):

                                                Late Payment For Each $10,000
                                                of Stated Value or Dividend
                  No. Business Days Late        Amount Being Converted
                  ----------------------        -------------------------------

                              1                            $100
                              2                            $200
                              3                            $300
                              4                            $400
                              5                            $500
                              6                            $600
                              7                            $700
                              8                            $800
                              9                            $900
                              10                           $1,000
                              >10                          $1,000 +$200 for each
                                                                  Business Day
                                                                  Late beyond
                                                                  10 days

Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Company fails for any reason to Deliver the Conversion Shares within six business days after the Delivery Date, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder will each be restored to their respective positions immediately prior to delivery of such Notice of Conversion and no late payments will be due and owing hereunder.

                  (v) If, by the relevant Delivery Date, the Company fails for any reason to Deliver the Conversion Shares to be issued upon conversion of Series A Preferred Stock and after such Delivery Date, the holder of the Series A Preferred Stock being converted (a "Converting Holder") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock ("Covering Shares") in order to make delivery in satisfaction of a sale of Conversion Shares by the Converting Holder ("Sold Shares"), which delivery such Converting Holder anticipated to make using the shares to be issued upon such conversion (a "Buy-In"), the Converting Holder may, at his option, require the Company to pay to the Converting Holder, in lieu and instead of the amounts due under paragraph 5(d)(iv) hereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company will pay the Buy-In Adjustment Amount to the Converting Holder in immediately available funds immediately upon demand by the Converting Holder.

                  (vi) In lieu of delivering physical certificates representing the Conversion Shares, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company will use its best efforts to cause its Transfer Agent to electronically transmit the Conversion Shares to the holder by crediting the account of holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

         (e) Rights After Conversion. From and after the Conversion Date, in lieu of dividends on such Series A Preferred Stock pursuant to paragraph 3, such Series A Preferred Stock will participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock.

         (f) Reservation of Shares. Subject to receiving the required shareholder vote for issuance's in excess of 19.99% described in Section 5 (j) hereof, the Company covenants that it will use its best efforts to at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as will be required for the purpose of effecting conversion of the Series A Preferred Stock ("Reserved Amount").

         (g) Taxes. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto; provided that the Company is not required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

         (h) Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractional shares of Common Stock will be issued, but in lieu thereof the Company will round up any fractional shares to the nearest whole number of shares of Common Stock, it being understood that .5 of one share will be rounded up to the next highest share.

         (i) Adjustments. (i) In case the Company at any time after the date of issue of the Series A Preferred Stock (A) declares a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivides or splits the outstanding Common Stock, (C) combines or reclassifies the outstanding Common Stock into a smaller number of shares or (D) consolidates with, or merges with or into, any other Person, or engages in any reorganization, reclassification or recapitalization which, in the case of any such transaction is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a dividend or distribution referred to in the first parenthetical phrase in paragraph 3(d)), the Fixed Conversion Price and the kind and amount of stock, securities, cash or other assets issuable upon conversion of the Series A Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization will be adjusted so that the conversion of the Series A Preferred Stock after such time will entitle the holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if the Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

                  (ii) All calculations under this paragraph 5(i) will be made to the nearest four decimal points.

                  (iii) In the event that, at any time as a result of the provisions of this paragraph 5(i), the holder of Series A Preferred Stock upon subsequent conversion will become entitled to receive any securities other than Common Stock, the number and kind of such other securities so receivable upon conversion of Series A Preferred Stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

                  (iv) The Company will promptly notify the holders of Series A Preferred Stock of all adjustments pursuant to this paragraph 5(i) following the making thereof and such notice will be accompanied by a schedule of computations of the adjustments.

         (j) Issuances over 19.99%. (i) Notwithstanding anything to the contrary contained herein, if, at any time, the aggregate number of Conversion Shares then issuable upon conversion of the Series A Preferred Stock equals or exceeds 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series A Preferred Stock will, from that time forward, be convertible into only 19.99% of the Outstanding Common Amount, unless the Company has obtained approval of the issuance of additional shares of Common Stock by the requisite vote, in person or by proxy, of the holders of the then-outstanding Common Stock, or (ii) will have otherwise obtained permission to allow such issuances from the Principal Market in accordance with the Rules and Policies of the Principal Market. For purposes of this paragraph 5(j), "Outstanding Common Amount" means (i) the number of shares of the Common Stock outstanding on the Issue Date plus (ii) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. The maximum number of shares of Common Stock issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the "Maximum Share Amount." With respect to each holder of Series A Preferred Stock, the Maximum Share Amount will refer to such holder's pro rata share thereof. In the event that Company obtains Shareholder Approval (as defined below) the approval of the Principal Market or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, will be deemed to be, instead, references to the greater New Maximum Share Amount. As used herein, "Shareholder Approval" means approval by the shareholders of the Company in accordance with the rules of the Principal Market and California General Corporation Law.

              (k) Certain Mergers. In connection with any consolidation with or merger with, or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Company covenants that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preference stock and that the Series A Preferred Stock will be converted into or exchanged for and will become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Series A Preferred Stock had immediately prior to such transaction.

              (l) Conversion Disputes. (i) In the case of any dispute with respect to a conversion, the Company will promptly issue such number of Conversion Shares as are not disputed. If such dispute involves the calculation of the Conversion Price, the Company will first discuss such discrepancy with the holder. If the Company and the holder are unable to agree upon the Conversion Price calculation, the Company will promptly submit the disputed calculations to an outside firm of independent auditors. The auditors, at the expense of the party in error will audit the calculations and notify the Company and the holder of the results as soon as practicable following the date it receives the disputed calculations. The auditor's calculation will be deemed conclusive, absent manifest error. During the period that the auditors are auditing the calculations, the Company will not incur any late penalties for the late delivery of shares. The Company will then issue the appropriate number of Conversion Shares of Common Stock in accordance with the outside independent auditor's calculation of the Conversion Price, all in accordance with paragraph 5.

                      (ii) If, at any time (i) the Company challenges, disputes or denies the right of a holder of Series A Preferred Stock to effect a conversion of Series A Preferred Stock into Conversion Shares in accordance with the terms hereof or otherwise dishonors or rejects any Conversion Notice delivered in accordance with the terms of this Certificate of Determination, or
(ii) any third party who is not and has never been an affiliate of such holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority, which lawsuit, proceeding or claim seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of such holder to effect the conversion of the Series A Preferred Stock into Conversion Shares, and the Company refuses to honor any such Conversion Notice, then such holder has the right, by written notice to the Company, to require the Company to promptly redeem all of his non-converted Series A Preferred Stock for cash at a redemption price equal to the Cap Redemption Amount for the unconverted Series A Preferred Stock held by such holder; provided, however, that the Company has a period of sixty (60) days ("Resolution Period") within which to (i) have the lawsuit or proceeding dismissed and honor the Conversion Notice, or (ii) raise the capital required to pay the Cap Redemption Amount, as the case may be. Under either of the circumstances set forth above, the Company will not incur any penalties for the late delivery of shares, but shall be responsible for the payment of all costs and expenses of such holder, including, but not necessarily limited to, reasonable legal fees and expenses, as and when incurred in connection with such holder's disputing any such action or pursuing such holder's rights hereunder (in addition to any other rights such holder may have hereunder or otherwise). The Cap Redemption Amount will be payable to such holder in cash within six (6) business days after the Resolution Period.

              (m) Bankruptcy. The holder of any Series A Preferred Stock is entitled to exercise its conversion privilege with respect to the Series A Preferred Stock notwithstanding the commencement of any case under 11 U.S.C.ss.101 et seq. ("Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C.ss.362 in respect of such holder's conversion privilege. The Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C.ss.362 in respect of the conversion of the Series A Preferred Stock. The Company agrees, without cost or expense to such holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C.ss.362.

              (n) Shareholder Meeting. Subject to the conditions of the immediately following sentence, the Company undertakes and agrees to take all steps necessary (including the filing of a preliminary proxy) to have a meeting and vote of the stockholders of the Company no later than the Meeting Date (as defined below) regarding authorization (i) an increase in the authorized capital stock of the Company and (ii) of twenty percent (20%) or more of the outstanding shares of Common Stock to the holders of the Series A Preferred Stock in accordance with the Listing Rules of the Amex, as may be applicable. The term "Meeting Date" means the date which is the earlier of (i) seventy-five (75) days after the date on which the Company has issued, after the Issue Date, Conversion Shares upon conversion of the Preferred Stock which, in the aggregate equal or exceed ten percent (10%) of the outstanding shares of Common Stock on the Issue Date, or (ii) the date on which the Company holds its next regular or special stockholders meeting. The Company will recommend to the stockholders that such authorization be granted and will seek proxies from stockholders not attending the meeting naming a director or officer of the Company as such stockholder's proxy and directing the proxy to vote, or giving the proxy the authority to vote, in favor of such authorization. Upon determination that the stockholders have voted in favor of such authorization, the Company will cause its counsel to issue to the holder an opinion ("Authorization Opinion") that such authorization has been duly adopted by all necessary corporate action of the Company and that the Company will be able to issue all shares of Common Stock as may be issuable upon conversion of the Series A Preferred Stock without any limits imposed by the Cap Regulations adopted on or before and in effect on the date of the Authorization Opinion. The Authorization Opinion will state that the holder may rely thereon in connection with the conversion of the Series A Preferred Stock.

              (o) Limitation on 5% Exercise. Notwithstanding the provisions of this Certificate of Determination, in no event (except (i) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, (ii) upon the occurrence of an event set forth in clauses (ii) or (iv) under the term "Triggering Event" hereunder or (iii) on at least seventy-five
(75) days, advance written notice from the holder of its election to cancel this paragraph 5(o)) will the holder be entitled to convert the Series A Preferred Stock or will the Company have the obligation to issue any Conversion Shares for all or any portion of the Series A Preferred Stock, to the extent that, after such exercise the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred Stock or unexercised portion of any warrants owned by the holder), and (y) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company (after taking into account the shares to be issued to the holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership will be determined in accordance with Section 13(d) of the Exchange Act, except as otherwise provided in clause (x) of such previous sentence. The holder, by its acceptance, further agrees that if the holder transfers or assigns any of the Series A Preferred Stock to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this paragraph 5(o) as if such transferee or assignee were the original holder hereof.

           6. Redemption. (a) At the Option of the Company. If the Common Stock trades at or below the Closing Price for a period of 20 consecutive Market Days, the Company may, at its option, redeem all or part of the outstanding shares of Series A Preferred Stock in cash at the Redemption Price.

                      (b) Procedure. Notice of redemption by the Company will be given by the Company by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date set forth in said notice ("Redemption Date"), to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein will affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice will state: (i) the redemption date; (ii) the Redemption Price; (iii) the anticipated date of payment of the Redemption Price ("Payment Date"); and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date. The Payment Date will be a date within 10 Market Days of the Notice of Redemption.

                      (c) Payment. Notice having been mailed as aforesaid, from and after the date payment of the Redemption Price is sent to the holder, all rights of the holders thereof as preferred stockholders of the Company (except the right to receive from the Company the Redemption Price) will cease without further action on the part of the holder. If the Company does not send the holder the Redemption Price on or before the Payment Date, the Notice of Redemption will be of no further force and effect and the Company will forfeit its right to effect any future redemption's. Upon delivery to the Company by a holder of shares of Series A Preferred Stock of a notice of election to convert pursuant to paragraph 5(b) above, the right of the Company to redeem such shares of Series A Preferred Stock will terminate, regardless of whether a notice of redemption has been mailed pursuant to paragraph 6.

                      (d) At the option of the Holder. Upon the occurrence of a Triggering Event, the holder will (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of the holder, to require the Company to redeem all or a portion of the Preferred Stock then held by such holder for a redemption price, in cash, equal to the sum of (i) the Cap Redemption Amount for the Unconverted Shares plus (ii) the product of (A) the number of Conversion Shares issued in respect of conversions hereunder and then held by the holder and (B) the per share Daily Value on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "Trigger Redemption Price"). The Trigger Redemption Price is due and payable within six
(6) Market Days of the date on which the notice for the payment therefor is provided by the holder. If the Company fails to pay the Trigger Redemption Price hereunder in full pursuant to this paragraph on the date such amount is due in accordance with this paragraph, the Company will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Trigger Redemption Price, plus all such interest thereon, is paid in full. For purposes of this paragraph, a share of Preferred Stock is outstanding until such date as the holder has received the Conversion Shares (or Shares usable upon a attempted conversion) thereof that meets the requirements hereof.

         (e) Compliance with the Principal Market Listing Requirements etc. Notwithstanding anything to the contrary contained in this Certificate, the Company will not be obligated to redeem any Shares of Series A Preferred Stock or Conversion Shares if such redemption is not permitted under the corporate law of the state of incorporation of the Company.

         (f) Pro rata. Any redemption hereunder will be made on a pro rata basis.

          7. Voting Rights. (a) General. The holders of Series A Preferred Stock have no voting power except as provided in paragraph 7(b) and as otherwise provided by the California General Corporation Law.

          (b) Special Voting Rights. So long as any of the Series A Preferred Stock is outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, will be necessary to (i) amend, alter or repeal any provision of the Amended Articles (whether by amendment, merger or otherwise) or the By-laws so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock. Except as otherwise required by law, the vote of holders of shares of Common Stock will not be necessary to accomplish any of the actions contemplated by this paragraph 7(b).

          (c) Waiver. The holders of a majority of the outstanding Series A Preferred Stock may, in writing, waive on behalf of all the holders of outstanding Series A Preferred Stock any right or privilege to which such holders may be entitled under this Certificate of Determination; provided that any such waiver shall not operate or be construed as a waiver of such right or privilege in the future, unless the waiver explicitly so provides.

            (d) Ambiguities. Notwithstanding the foregoing, and unless otherwise required by applicable law, the Company when authorized by resolutions of its Board of Directors may amend or supplement its Articles of Incorporation without the consent of any holder of Series A Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in this Certificate of Determination that establishes the Series A Preferred Stock.

         8. Definitions. The following terms, as used herein, will have the following meanings:

           "Average Daily Price" means the Daily Price of a share of Common Stock for the lowest three Market Days during a period of five Market Days.

          "Cap Redemption Amount" means an amount equal to:

                       V               x                 M
                    ------
                      CP

                           where:

                  "V" means the outstanding liquidation value plus accrued dividends through the date of payment of the Cap Redemption Amount for the redeemed shares ("Payment Date");

                  "CP" means the Conversion Price in effect on the Redemption Date (as defined below)

                   "Redemption Date" means the date contemplated by a specific provision of this Certificate of Determination or, if no such date is specified, the date of redemption specified in the notice from the holder electing redemption of the redeemed shares; and

                  "M" means the greater of CP or the average of the Daily Price for the period beginning on the Redemption Date and ending on the Actual Payment Date.

         "Closing Price" means the average Daily Price during the five Market Days ending on the Market Day prior to the Issue Date.

         "Conversion Price" equals the Fixed Conversion Price if the Conversion Date occurs within 90 days of the Issue Date and thereafter "Conversion Price" means the lesser of (i) the Fixed Conversion Price or (ii) a percentage ("Variable Percent") of the Average Daily Price of a share of Common Stock of the Company immediately prior to the Conversion Date depending upon the date of the conversion as set forth in the below table, but in no event will the Conversion Price be less than $0.20:

If the conversion occurs                              Variable Percent equals

Between 91 and 119 days after the Issue Date          105%

Between 120 and 179 days after the Issue Date         100%

Between 180 and 209 days after the Issue Date         99%

Between 210 and 239 days after the Issue Date         98%

Between 240 and 269 days after the Issue Date         97%

Between 270 and 300 days after the Issue Date         96%

300 days after the Issue Date                         95%

         "Deliver" for purposes of paragraph 5 herein, shall be deemed to have been made at the time of personal delivery or when any certificate, notice, or demand is given to a nationally recognized overnight courier.

         "Daily Price" means, as of any date, (i) if the shares of such class of Common Stock then are listed and traded on the Amex, the closing bid price on such date as reported on Amex; (ii) if the shares of such class of Common Stock then are not listed and traded on the Amex, the closing price on such date as reported by the principal exchange (or OTC Bulletin Board) on which the shares are listed and traded; or (iii) if the shares of such class of Common Stock then are not traded on an exchange, Nasdaq or the OTC Bulletin Board, or (iv) if the Common Stock is not listed on an exchange or the OTC Bulletin Board, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fixed Conversion Price" "Fixed Conversion Price" means $1.50 for the first tranche of $1,500,000 Stated Value of Preferred Stock and thereafter for any additional tranches means the Closing Price, but if the Closing Price is lower than $1.50, the Fixed Conversion Price will equal $1.50 and if the Closing Price is greater than $3.00, the Fixed Conversion Price will equal $3.00.

         "Issue Date" means the respective closing date of each tranche of Series A Preferred Stock.

         "Liquidation Value" on any date means, with respect to one share of Series A Preferred Stock, 125% of the Stated Value of a share of Series A Preferred Stock, plus any dividends accrued through such date.

         "Market Day" means a day on which the principal national securities market or exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business.

         "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

         "Redemption Price" means, (i) 112.50% of the Stated Value if the Redemption Date occurs within 180 days of the Issue Date, (ii) 118.75% of the Stated Value, if the Redemption Date occurs between 180 days and 270 after the Issue Date, and (iii) thereafter at 125% of the Stated Value.

         "Stated Value" means an amount per share of Series A Preferred Stock equal to $1,000 (which amount is subject to adjustment whenever there occurs a stock split combination reclassification or other similar event involving the Series A Preferred Stock).

         "Transfer Agent" means the transfer agent for the Series A Preferred Stock appointed by the Company.

         "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (i) the failure of the registration statement covering the Conversion Shares to be declared effective by the Securities and Exchange Commission on or prior to the 240th day after the Issue Date;

                  (ii) the Company fails for any reason to pay in full the amount of cash due pursuant to a Buy-In within seven business days after notice therefor is delivered hereunder; or

                  (iii) the Company fails, after the Meeting Date, to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to the holder upon a conversion hereunder.

RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Determination in accordance with the foregoing resolution and the provisions of California law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

         We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of our own knowledge and that the foregoing Certificate of Determination has been duly approved by the Board of Directors of the Company.

         Executed at Marina del Rey, California on November 15, 2000.


                               --------------------------------
                               Joel Gayner, President


                               --------------------------------
                               Howard A. Cohn, Chief Financial Officer

                                                                     EXHIBIT A

                             NOTICE OF CONVERSION OF

             SERIES A CONVERTIBLE PREFERRED STOCK OF 3DSHOPPING.COM

              (To be Executed by the Registered Holder in Order to
                          Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert ("Conversion") shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock"), represented by stock certificate No(s). __________ ("Convertible Preferred Stock Certificates") into shares of common stock ("Common Stock") of 3Dshopping.com ("Company") according to the conditions of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock ("Certificate of Determination"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Convertible Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Determination.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Convertible Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 ("Act"), or pursuant to any exemption from registration under the Act.

Date of Conversion: _________________    Applicable Conversation Price: $_____

Number of shares of Convertible Preferred Stock to be Converted: _______________

Number of shares of Common Stock to be Issued: __________________________

Signature: _________________________________
                 Print Name:

Address:** __________________________________________________________________

Fax No.: __________________________________

**Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

Please fax completed notice to: 3Dshopping.com, 308 Washington Boulevard, Marina del Rey, California 90292 Attention: Lynda Gibson, Corporate Secretary, Fax No.:
(310) 301-6729